EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-00000) and related Prospectus of Capital Automotive REIT for the registration of up to 3,500,000 common shares of beneficial interest and to the incorporation by reference therein of our report dated February 11, 2004, with respect to the consolidated financial statements and schedule of Capital Automotive REIT included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
September 15, 2004